Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

Duke Energy Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share(2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	15,000,000	$97.98	$1,469,700,000	0.00011020	$161,961
	Total Offering Amount					$1,469,700,000		$161,961
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due							$161,961

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.001 per share, of Duke Energy Corporation (“Common Stock”) that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions pursuant to the Duke Energy Corporation 2023 Long-Term Incentive Plan.

(2)	Estimated solely for the purpose of computing the amount of the registration fee under Rules 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Common Stock reported in the consolidated reporting system by the New York Stock Exchange on May 3, 2023.